EXHIBIT 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

of

DEVCON INTERNATIONAL CORP.

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act (the “Act”), the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is DEVCON INTERNATIONAL CORP. (the “Corporation”).

SECOND: The Amendments to the Articles of Incorporation of the Corporation set forth below (the “Amendments”) were adopted by all of the Directors of the Corporation at a meeting duly called and held on March 31, 2004, and approved by the shareholders of the Corporation voting as a class, the number of votes cast being sufficient for approval, at a meeting duly called and held on July 30, 2004, in the manner prescribed by Section 607.1003 of the Act.

THIRD: The text of the Amendments are as follows:

(i) Article III of the Articles of Incorporation of the Corporation shall be amended and restated in its entirety to read as follows:

“ARTICLE III

The capital stock of the corporation shall consist of 50,000,000 shares of common stock, par value $.10 per share. All of said stock shall be payable in cash, property, real or personal, labor or services in lieu of cash, at a just valuation to be fixed by the Board of Directors of this corporation.”

(ii) Article V of the Articles of Incorporation of the Corporation shall be amended and restated in its entirety to read as follows:

“ARTICLE V

The business of the corporation shall be managed by its Board of Directors, which shall consist of at least five (5) members, with the exact number to be specified by the Board of Directors from time to time by amendment to the bylaws of the corporation or by resolution passed by the Board of Directors.”

FOURTH: Except as hereby amended, the Articles of Incorporation of the Corporation shall remain the same.

FIFTH: The effective date of this amendment to the Articles of Incorporation of the Corporation shall be upon the filing of these Articles of Amendment to Articles of Incorporation.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to Articles of Incorporation to be signed in its name by its Chairman of the Board, President and Chief Executive Officer as of the 30th day of July, 2004.

DEVCON INTERNATIONAL CORP.

By:	/s/ JAN NORELID
Jan Norelid
Chief Financial Officer